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EXHIBIT 3
STOCK OPTION AND WARRANT CANCELLATION AGREEMENT
     This Stock Option and Warrant Cancellation Agreement (this “Agreement”) is entered into as of this 3rd day of April, 2007, by and between ROG Acquisition, Inc., a Delaware corporation (“ROG”), and Dean Yimoyines (the “Holder”).
     WHEREAS, on February 26, 2007, ROG and other persons filed with the Securities and Exchange Commission a Schedule 13E-3 “Transaction Statement Pursuant to Section 13(e) of the Securities Exchange Act of 1934 and Rule 13e-3 Thereunder” (the “Schedule”);
     WHEREAS, the Schedule references a proposed merger (the “Proposed Merger”) of ROG with and into Refac Optical Group (“Refac”), with Refac being the surviving corporation of the Proposed Merger, and upon consummation of the Proposed Merger, the separate corporate existence of ROG shall terminate;
     WHEREAS, pursuant the terms of the Proposed Merger, each share of the common stock, par value $.001 per share, of Refac (the “Refac Common Stock”) (other than shares owned by ROG, shares held in treasury and shares with respect to which statutory appraisal rights are exercised) will be converted into the right to receive $6.00 in cash;
     WHEREAS, Holder holds certain options and/or warrants to purchase Refac Common Stock; and
     WHEREAS, the parties wish to provide for the cancellation of such options pursuant to the terms of this Agreement.
     NOW THEREFORE, in consideration of the promises and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Holder Representations and Warranties. Holder represents and warrants that he or she holds in the aggregate options and/or warrants (the “Refac Options/Warrants”) to purchase 94,940 shares of Refac Common Stock and that Exhibit A (in typed form only) attached hereto sets forth (a) the date on which each Refac Option/Warrant was granted, (b) the plan or agreement pursuant to which each Refac Option/Warrant was granted, (c) the expiration date of each Refac Option/Warrant, (d) the price at which each Refac Option/Warrant may be exercised, (e) the number of shares of Refac Common Stock subject to each Refac Option/Warrant, the number of such shares for which the Holder’s right to exercise the Refac Option/Warrant is vested and the number of such shares for which the Holder’s right to exercise the Refac Option/Warrant is unvested, and (f) the type of grant and the status of the Refac Option/Warrant grant as qualified or non-qualified under Section 422 of the Internal Revenue Code of 1986, as amended. Holder further represents and warrants that he or she does not hold and is not party to any other options, warrants, calls, subscriptions, rights (including, without limitation, phantom and stock appreciation rights), agreements or commitments of any character obligating Refac or any of its subsidiaries to issue any shares of its capital stock or pay any consideration based on Refac or any of its subsidiaries’ shares of capital stock (“Other Rights”).
     2. Cancellation of Refac Options/Warrants. Holder and ROG agree that the Refac Options/Warrants (and for the avoidance of doubt, any Other Rights) will not be exercised by Holder at any time. The Holder and ROG further agree that, effective as of the effective time of the Proposed Merger, the Refac Options/Warrants (and, for the avoidance of doubt, any Other Rights) will terminate and be of no further force and effect and that the Holder will have no further rights with respect thereto.
     3. Consideration. Promptly following the effective time of the Proposed Merger, Refac, as the surviving corporation in the Proposed Merger, will pay Holder $96,412.80 (the calculation of which is set forth on Exhibit A attached hereto) (the “Option/Warrant Consideration”), subject to any required withholding required by applicable federal, state or local income or payroll tax laws. Such payment will be made by check payable to Holder and mailed to the Holder’s address set forth on the signature page hereto. The Option/Warrant Consideration shall be calculated as follows: (a) for the portion of the Refac Option/Warrant that is vested and for which the per share exercise price is less than $6.00 (the “Vested Money Options/Warrants”), the Option/Warrant Consideration for such Vested Money Options/Warrants shall be the difference between $6.00 and the per share exercise price set forth in Holder’s Vested Money Options/Warrants, multiplied by the number of Vested Money Options/Warrants, (b) for the portion of the Refac Option/Warrant that is vested and for which the per share exercise price is more than $6.00 (the “Vested Out-of-Money Options/Warrants”), the Option/Warrant Consideration for such Vested Out-of-Money Options/Warrants shall be the arithmetic mean of (i) a trinomial pricing model and (ii) a Black-Scholes pricing model using generally accepted accounting standards for the valuation of options and warrants and (c) for the portion of the Refac Option/Warrant that is unvested (the “Unvested Options/Warrants”), such Unvested Options/Warrants shall be treated as though they were vested and shall be valued in the appropriate manner outlined above.
     4. Nonconsummation of the Proposed Merger. In the event that the effective time of the Proposed Merger does not occur on or before December 31, 2007, the parties agree that this Agreement shall be null and void and of no further force and effect and all rights and obligations of the parties will terminate (except for responsibility of any liability of a party then in breach).
     5. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to any applicable conflicts of law. Each of ROG and Holder irrevocably submits to the jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for any action, suit or other dispute arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action, suit or other dispute shall be heard and determined in such state or federal court. Each of ROG and Holder hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
     6. Entire Agreement; Amendment. This Agreement constitutes the entire agreement and supercedes all prior agreements and understandings, both written and oral, among the parties

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with respect to the subject matter hereof. This Agreement may be amended or supplemented only by an instrument in writing signed on behalf of both parties.
     7. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall constitute an original. The exchange of copies of this Agreement and the signature page (whether by facsimile or otherwise) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or otherwise shall be deemed to be their original signatures for all purposes.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above and the Holder has executed such document witnessed by a Notary.

ROG ACQUISITION, INC.
By:	/s/ James T. Jahnke
	Name:	James T. Jahnke
Its: Treasurer

Holder
/s/ Dean Yimoyines
Name:	Dean Yimoyines
Address:

United States of America	)
State of	)
County of	)
     On this ___ day of March, 2007, the above named individual personally appeared in front of me and is known to be the person who is identified above, and who executed the foregoing Stock Option and Warrant Cancellation Agreement and acknowledged to me that he/she executed the same of his/her own free will for the purpose therein expressed.

Notary Public

EXHIBIT A
TO STOCK OPTION AND WARRANT CANCELLATION
AGREEMENT
Holder: Dean Yimoyines

			Qualified	Total	No. of	No. of
	Plan or	Exercise	/ Non-	No. of	Vested	Unvested	Total
Grant Date	Agreement[1]	Price	Qualified	Shares	Shares	Shares	Consideration[2]
Options/ Warrants Under $6
1/4/2002	6	$3.18	Qualified	23,600	23,600	0
5/21/2002	3	$4.24	Both	7,080	7,080	0

						Subtotal:	$79,012.80

Options/ Warrants Above $6
8/13/1999	5	$123.94	Non	15,340	15,340	0
8/13/1999	5	$54.24	Both	13,520	13,520	0
12/20/2002	3	$7.63	Non	23,600	23,600	0
2/28/2003	3	$13.77	Qualified	4,720	4,720	0
3/31/2004	3	$14.41	Non	7,080	3,540	3,540

						Subtotal:	$17,400.00

					Total Consideration for All Options:		$96,412.80

1) The number representing the plan or agreement is as follows:
     1. The Refac 2003 Stock Incentive Plan.
     2. The Refac Technology Development Corporation 1998 Stock Incentive Plan.
     3. The Opticare Health Systems, Inc. Amended and Restated 2002 Stock Incentive Plan.
     4. The 1996 U.S. Vision, Inc. Amended and Restated 2002 Stock Incentive Plan.
     5. The August 1999 Agreement between OptiCare Health Systems, Inc. and Dean Yimoyines, under the OptiCare Performance Stock Program.
     6. The January 2002 Agreement between OptiCare Health Systems, Inc. and Dean Yimoyines, under the OptiCare Performance Stock Program.
2) The Option/Warrant Consideration shall be calculated pursuant to Section 3 of the Agreement.